OPERATING AGREEMENT

Ankam LLC

(a Wyoming Limited Liability Company)

(Organized under the Wyoming Limited Liability Company Act)

ARTICLE I

INITIAL DATE AND PARTIES; AUTHORIZATION

Section 1.01. Initial Date and Parties. This Agreement became effective on November 29, 2023, upon being signed by Ankam, Inc. (the “Company”), subsequent to the filing of articles of organization were filed with the Wyoming Secretary of State and is between the Company and its Member.

Section 1.02. Authorization for this Agreement. This Agreement is made under the LLC Act.

ARTICLE II

DEFINITIONS

Unless the language or context clearly indicates otherwise, the following definitions apply:

•	Act Members mean decisions undertaken by the Members holding a majority Membership Interest Percentage, unless a different percentage is otherwise specified in this Agreement. These may occur at a meeting or by written consent.
•	Agreement means this agreement and the articles of organization, as amended from time to time.
•	Assignee has the meaning set forth in Section 5.05.
•	Capital Account means the account of the Member set forth in Article V.
•	Charging Order Holder has the meaning set forth in Section 5.02.
•	Code means the Internal Revenue Code, as amended.
•	Company means this LLC, a Limited Liability Company organized under the LLC Act.
•	Default Rule means a rule in the LLC Act which: (i) structures, defines, or regulates the finances, governance, operations, or other aspects of a limited liability company under the LLC Act, and (ii) applies except to the extent it is negated or modified by the Agreement.
•	Fiscal Year means calendar year.
•	LLC Act means the Wyoming Limited Liability Company Act.
•	Manager means, initially, the Member.
•	Member means a person with ownership interest in the Company.
•	Membership Interest and Percentage have the meanings set forth in Article V.
•	Net Losses and Net Profits mean net losses and profits of the Company computed in accordance with the customary methods of accounting consistently applied from prior periods and shall be allocated according to Membership Interest Percentage.
•	Net Operating Cash Flow means all cash received by the Company from operations, including, but limited to, rents fees and reimbursements and proceeds from sales, financings or re-financings, all as decreased by all cash expenditures for operations, including, but not limited to, expenditures for principal and interest on indebtedness, taxes, insurance, management fees, commissions, reasonable reserves, repairs, maintenance, renovation and capital improvements.
•	Officer has the meaning set forth in Section 6.06.
•	Required Records have the meaning set forth in Article IX.
•	Substitute Member has the meaning set forth in Section 5.03.

ARTICLE III

BACKGROUND OF THIS AGREEMENT

Section 3.01. History and Nature of the Company. The Company was organized in Wyoming and is authorized to engage in any legal act. The Company’s principal place of business is set forth in its articles of organization and may only be changed by an Act of the Member.

Section 3.02. Powers. The Company has all powers granted under the laws of Wyoming.

Section 3.03. Registered Agent and Office. The Company’s initial registered agent and its office are specified in the articles of organization. The registered agent may only be changed by an Act of Members.

Section 3.04. Term. The Company commenced existence on the date its articles of organization were endorsed by the Wyoming Secretary of State and shall exist in perpetuity unless sooner terminated as provided in Article XI.

ARTICLE IV

RELATIONSHIP OF AGREEMENT TO DEFAULT RULES AND ARTICLES

Section 4.01. Relationship of Agreement to LLC Act Default Rules. Regardless of whether this Agreement specifically refers to a Default Rule:

•	If any provision of this Agreement conflicts with a Default Rule, the provisions of this Agreement control and the Default Rule is modified or negated accordingly; and
•	If it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly.

Section 4.02. Relationship between Agreement and Articles of Organization. If a provision of this Agreement differs from a provision of the articles of organization, this Agreement governs to the extent the law allows.

Section 4.03. Standards of Conduct of Members and Managers. The Members, notwithstanding the provisions of W.S.17-29-409(g), and Managers of the Company have a duty of loyalty to the Company as defined in W.S. 17-29-409(b)(ii) “[t]o refrain from dealing with the company in the conduct or winding up of the company's activities as or on behalf of a person having an interest adverse to the company.” This duty of loyalty specifically prohibits a Member or Manager from allowing a judgement creditor of a Member to exercise any rights or benefits not specifically authorized under W.S. 17-29-503.  Any such action, if or when taken is void ab initio unless such action is authorized by a Wyoming state court.

ARTICLE V

CAPITAL STRUCTURE; MEMBERSHIP INTEREST AND PERCENTAGE

Section 5.01. Ownership rights in the Company are reflected in the Membership Interests and Percentages stated in the Capital Account maintained in the Required Records. As of the date of this Agreement, there is a single Member, who is as follows:

Member Contribution Membership Interest Percentage

Ankam

Total: 100%

The Company shall not issue Membership certificates but shall at the request of the Member provide a statement setting forth the Membership Interest Percentage owned and any effective transfers.

Section 5.02. Creditor Rights. If a court enters a charging order against a Member, a Substitute Member, or an Assignee, then the judgment creditor shall be referred to as the “Charging Order Holder.” Pursuant to W.S. 17-15-145, the charging order is the exclusive remedy by which a Charging Order Holder may obtain any satisfaction from the Company.

The Charging Order Holder has only those rights specified in the foregoing statute and nothing in this Agreement shall be construed to provide otherwise. This Section does not deprive any Member, Substitute Member, or Assignee of rights under any available exemption laws. A Charging Order Holder has no rights of a Member.

Section 5.03. Admission of Additional Members by Consent. No Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members. The Members have no obligation to consent. The admission of an additional Member will have the effect of reducing the proportional Membership Interest Percentage of the existing Member or Members and increasing the Membership Interest Percentage of the admitted Member or Members.

•	Admission Requirements. Notwithstanding the provisions of the foregoing section, no Person shall be admitted as a Member until that Person has:
•	paid all expenses connected with admission;
•	agreed to be bound by this Agreement;
•	provided evidence satisfactory to the [Members or Manager] in its sole and absolute discretion, that admission will not:
o	violate applicable securities law,
o	cause a termination of the Company under the Code or the LLC Act;
o	change the tax status of the Company; and
o	damage or diminish the value of the Company’s property.

A violation of this Article in any respect shall make the admission of any Person as a Member null and void and of no force and effect; however, on full satisfaction of the aforementioned requirements, the proposed admittee shall be deemed a “Substitute Member.”

Section 5.04. Restrictions on Transfer. To the fullest extent permitted by law, any transfer of, or creation or existence of a lien on, whether voluntary or involuntary, or by operation of law, any Membership Interest or portion thereof, or any beneficial interest in a Membership Interest, which affects the record of beneficial ownership in possession of any Membership Interest is null and void without the unanimous consent of the Members. The Members have no obligation to consent. Any transfer in violation of the provisions of this Article makes the proposed transferee an Assignee.

Section 5.05. Assignee Interest Transferred. The Person to whom a Membership Interest is sought to be conveyed by a Member shall be an “Assignee” until such time, if ever, as that Person satisfies in full the requirements of this Article and becomes a Substitute Member. Until such time as an Assignee is admitted as a Substitute Member, the Assignee shall have only those rights set forth in this Section.

A Transfer from a Member to another Person shall become effective on the date all conditions set forth in this Article are completed in full. Until an Assignee is admitted as a Substitute Member, the Company and the Members may treat the assignor of the transferred Membership Interest as the absolute owner of the transferred Membership Interest except with respect to Member distributions.

Until an Assignee is admitted as a Substitute Member the Assignee shall be entitled to receive any distributions from the Company the transferring Member would have been entitled to receive with respect to the Membership Interest had the transferring Member retained the Membership Interest.

However, an Assignee has substantially fewer rights than a Member. Members have full access to Company records and information, while Assignees have no access. Members have voting rights, while Assignees have no voting rights. Members have full legal and economic rights, while Assignees only have the right to receive distributions.

Section 5.06. Return of Contributions. No Member, Transferee, Assignee, Charging Order Holder, or other Person has the right to require the return of any capital contribution; however, the Company may return all or any portion of a Member’s capital contribution with the unanimous consent of the Manager if, after such distribution, all liabilities of the Company, including borrowing from Members could be paid.

ARTICLE VI

PROFITS AND LOSSES, DISTRIBUTIONS; TRANSACTIONS

Section 6.01. Profits and Losses. Net Profits and Losses shall be determined by the Manager as soon as practicable after the close of each Fiscal Year and shall be allocated to Members in accordance with Membership Interest Percentages outstanding at the end of the Fiscal Year.

Section 6.02. Annual Distributions of Net Operating Cash Flow. The Manager shall distribute Net Operating Cash Flow annually. These distributions shall occur at such times and in such amounts as the Manager may determine after reserving for the working and other capital needs of Company.

Section 6.03. No Right to Interim Distributions. No Member has a right to any distribution other than (i) an annual distribution made in accordance with Section 6.02; (ii) a distribution on dissolution of the Company in accordance with Article XIV; or (iii) as approved by an Act of Members. If an interim distribution is made, the distribution shall be allocated to Members according to “Membership Interest Percentages outstanding at the date of distribution.

Section 6.04. Distributions in-Kind. No Member has a right to any distribution in any form other than money and the Company may not make a distribution in-kind unless approved by an Act of Members.

Section 6.05. Distributions Subject to Set-Off. All distributions, including interim distributions approved by an Act of Members, are subject to set-off by the Company for any past-due obligation of a Member to the Company.

Section 6.06. Loans from and Transactions with Members and Managers. The Company, on terms negotiated by the Manager, may borrow money from and otherwise transact with a Member. Borrowing from or engaging in other transactions with one or more Members (whether a Manager) does not obligate the Company to provide comparable opportunities to other Members.

Section 6.07. Restrictions on Members. Without the consent of all Members, no Member, except a Member who is also a Manager and who is acting in the capacity of a Manager, may do any of the following:

•	Borrow from or lend money on behalf of the Company;
•	Sell, mortgage, lease, or otherwise dispose of or encumber Company property;
•	Sell, assign, pledge, or mortgage a Member’s Interest in the Company;
•	Purchase real or personal property on behalf of the Company; or
•	Exercise or represent to any third party that the Member has the right to exercise any of the powers of a Manager described in this Agreement or otherwise.

ARTICLE VII

MANAGEMENT

Section 7.01. Designation of Manager. The Company shall be managed initially by its Member. The term Manager is singular in this Agreement; however, the term encompasses all Managers, irrespective of whether there is one or more. A Manager need not be a Member.

A Manager shall be entitled to compensation for services rendered as agreed between the Manager and Members. A Manager may be removed by an Act of the Members holding a majority Membership Interest Percentage.

Section 7.02. Death, Incapacity or Resignation of Manager. A Manager may resign by providing written notice to the Member. The resignation takes effect 30 days after the date notice is delivered or a specified later date. In the event of the death or incapacity of a Manager, the remaining Manager or Managers, if any, shall continue serving.

Section 7.03. Authority of Manager. The Manager has sole authority to manage the Company and is authorized to make any contracts, enter into any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company’s business. If there are two or more Managers serving, the signature of one Manager binds the Company; however, Managers shall act by majority consent.

Notwithstanding the foregoing, the Manager may in its sole and absolute discretion appoint a nominee, agent, attorney, or other Person who is not a Member or Manager who, at the direction of the Manager, shall have the authority to make any contracts, enter into any transactions and make and obtain any commitments on behalf of the Company to conduct or further the Company’s business. The Manager shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee, except for his willful misconduct. Such nominee of the Manager shall sign any and all documents with the title of Manager.

Section 7.04. Duties of Manager. Each Manager must discharge his, her or its responsibilities in good faith, with the care of an ordinarily prudent person in a like position and in a manner reasonably believed to be in the best interests of the Company.

Section 7.05. Indemnification and Hold Harmless of Manager. The Manager shall not be liable, responsible, or accountable in damages or otherwise to any Member for any loss or damage incurred because of any act or omission performed or omitted by the Manager in good faith on behalf of the Company and in a manner reasonably believed by the Manager to be within the scope of the authority granted the Manager by this Agreement and in the best interests of the Company.

•	Gross Negligence or Willful Misconduct. A Manager shall be personally liable, responsible, and accountable to any Member if the Manager is guilty of fraud, intentional breach of this Agreement, gross negligence or willful misconduct regarding an act or omission.
•	Good Faith Acts or Omissions. Any act or omission performed or omitted by a Manager on advice of counsel to the Company shall be conclusively deemed to have been performed or omitted in good faith.
•	No Personal Liability for Capital Contributions. The Manager shall not be personally liable for the return of the capital contribution of any Member, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.
•	Indemnity Provisions. The Company shall indemnify, save, defend, and hold the Manager harmless from and against any loss, expense, or damage suffered by the Manager resulting from any act or omission of the Manager relating to the Company; however, the Company shall not be required to indemnify the Manager for any loss, claim, expense, or damage incurred as a result of the willful misconduct, gross negligence or fraud of the Manager.

Section 7.06. Appointment of Officers. The Manager may unanimously appoint “Officers” to act on behalf of the Company. Officers shall have such powers as are specifically set forth in those resolutions creating a specific Officer position.

Each Officer shall serve at the pleasure of the Manager. The Manager may at any time (with or without cause) remove any Officer and fill any vacancy created by the death, disability, incapacity, removal, dissolution, termination, resignation or increase in the number of Officers.

ARTICLE VIII

MEMBER MEETINGS

The Member may, but need not, meet as a Member for whatever purpose specified.

ARTICLE IX

AMENDMENTS

The provisions of this Agreement may not be waived, altered, amended, or repealed, in whole or in part, except by an Act of Members holding at least 75% of outstanding Membership Interest Percentage.

ARTICLE X

REQUIRED RECORDS

Section 10.01. Contents and Location of Required Records. The Company shall maintain its Required Records at its principal place of business.

Section 10.02. Maintenance of Particular Records. The Company shall comply with the LLC Act; specifically, the Company shall maintain the records and information required by the Wyoming Secretary of State, including, without limitation, the following:

•	Name, address, phone number and e-mail address of the Member or Member’s authorized agent; and
•	Capital Account for each Member, including all capital contributions, Membership Interest Percentage, and transfers.

ARTICLE XI

DISSOLUTION

The Company shall dissolve and wind up when the period fixed for duration expires; or on the written Act of the Members holding at least 75% of outstanding Membership Percentage.

As soon as possible following the occurrence of either of the foregoing, the Company shall execute a statement of intent to dissolve as prescribed by the Wyoming Secretary of State.

ARTICLE XII

MISCELLANEOUS

Section 12.01. Governing Law. This Agreement, and any question, dispute or other matter related to or arising under this Agreement, shall be governed by the laws of Wyoming.

Section 12.02. Binding Effect. This Agreement binds the Members and all successors and assigns.

Section 12.03. Complete Agreement. This Agreement, which term, as set forth in Article II, includes the articles of organization, each as amended from time to time, constitutes the complete and exclusive Agreement of the Member and supersedes all prior agreements, whether oral or written, with respect to the subject matter hereof and thereof.

Section 12.04. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable:

•	that provision shall be severed and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been part;
•	the remaining provisions of this Agreement shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and
•	in place of the illegal, invalid, or unenforceable provision, there shall be added to this Agreement a legal, valid, and enforceable provision as similar to the illegal, invalid, or unenforceable provision as legally possible.

Section 12.05. Notices. A notice to be given or made to the Company or any Member must be in writing and shall be considered to have been given when delivered to the address specified in the Required Records. A person who wants to change an address in the Required Records may do so by giving written notice of the change to the Company. The change takes effect five days after notice is given.

Section 12.06. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original and all of which shall constitute one and the same document. Proving the execution and contents of this Agreement against a party may be done by producing any copy of this Agreement signed by that party.

Section 12.07. Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number shall be considered to include the others whenever the context indicates.

[Signature page follows]

ACCEPTED AND AGREED: Ankam LLC

BY MEMBER:

/s/ Ankam, Inc.

Ankam, Inc.

Authorized Representative